Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Share Plan and 2016 Stock Option and Incentive Plan of Yatra Online, Inc. of our report dated September 26, 2016, with respect to the consolidated financial statements of Yatra Online, Inc. for the year ended March 31, 2016 included in its Registration Statement (Form F-1 No. 333-215653) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, Haryana, India

June 5, 2017